ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-178960 Dated June 11, 2012

UBS AG $• Buffered Return Enhanced Notes

Linked to Brent Crude Oil due on or about June 27, 2013

Investment Description

UBS AG Buffered Return Enhanced Notes (the “Notes”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS”) linked to the performance of Brent Crude Oil futures contracts (the “underlying asset”) as traded on IntercontinentalExchange’s ICE Futures Europe (“ICE”). If the asset return is positive, UBS will repay your principal amount at maturity plus pay a return equal to 1.76 times the asset return, up to the maximum gain of 17.60%. If the asset return is zero or negative but the percentage decline from the initial price to the final price is equal to or less than the 15% buffer amount, UBS will repay the full principal amount at maturity (but will not pay any additional return on the Notes). However, if the asset return is negative and the percentage decline from the initial price to the final price is greater than the 15% buffer amount, UBS will repay less than the full principal amount at maturity resulting in a loss on your investment that is equal to (i) a downside multiplier multiplied by (ii) the percentage decline in the price of the underlying asset in excess of the 15% buffer amount. Investing in the Notes involves significant risks. The Notes do not pay interest. These Notes are suitable for investors with a bullish view on the underlying asset. You may lose all or a substantial portion of your principal amount if the percentage decline from the initial price to the final price is greater than 15%. The downside market exposure to the underlying asset is buffered only at maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features

❑

Enhanced Growth Potential: At maturity, the Notes enhance any positive asset return up to the maximum gain. If the asset return is negative, investors may be exposed to the negative asset return at maturity.

❑

Buffered Downside Market Exposure: If you hold the Notes to maturity and the asset return is zero or negative, but the percentage decline from the initial price to the final price is equal to or less than the 15% buffer amount, UBS will repay your initial investment in the Notes. However, if the percentage decline from the initial price to the final price is greater than the 15% buffer amount, UBS will pay you less than your initial investment, resulting in a loss that is equal to (i) a downside multiplier multiplied by (ii) the percentage decline in the underlying asset in excess of the buffer amount. Accordingly, you could lose all or a substantial portion of your initial investment. The buffered downside market exposure applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of your initial investment, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date	June 15, 2012
Settlement Date	June 20, 2012
Final Valuation Date**	June 24, 2013
Maturity Date**	June 27, 2013

*	Expected. See page 4 for additional details.

**	Subject to postponement in the event of a market disruption event as described in “Market Disruption Events” on page 12 of this free writing prospectus.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. UBS IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY. THE NOTES CAN HAVE A LEVERAGED DOWNSIDE MARKET RISK GREATER THAN THE DECLINE IN THE UNDERLYING ASSET, SUBJECT TO THE BUFFER AMOUNT, WHICH CAN RESULT IN A LOSS OF ALL OR A SUBSTANTIAL PORTION OF YOUR INVESTMENT AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-8 OF THE PRODUCT SUPPLEMENT BEFORE PURCHASING THE NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.

Note Offering

These preliminary terms relate to Buffered Return Enhanced Notes linked to the performance of Brent Crude Oil futures contracts. The return on the Notes is subject to, and will not exceed, the “maximum gain” or the corresponding “maximum payment at maturity per Note”. The maximum gain, the maximum payment at maturity per Note and the initial price will each be determined on the trade date.

Underlying Asset	Multiplier	Maximum Gain	Maximum Payment at Maturity per Note	Downside Multiplier	Initial Price	Buffer Amount	CUSIP	ISIN
ICE-Trade Brent Crude Oil futures contracts	1.76	17.60%	$1,176.00	1/0.85	[•]	15%	902674JC5	US902674JC58

See “Additional Information about UBS and the Notes” on page 2. The Notes will have the terms specified in the accompanying product supplement, the accompanying currency and commodity supplement, the accompanying prospectus and this free writing prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this free writing prospectus, the accompanying product supplement, the accompanying currency and commodity supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

	Issue Price to Public	Underwriting Discount(1)(2)	Proceeds to UBS AG
Per Note	$1,000	$10	$990
Total	$[•]	$[•]	$[•]

(1)	Certain fiduciary accounts will pay a purchase price of $990 per $1,000 principal amount of the Notes, and the placement agents, with respect to sales made to such accounts, will forgo any fees.
(2)	JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and their affiliates, acting as placement agents for the Notes, will receive a fee from the Issuer of $10.00 per $1,000 principal amount of the Notes, but will forgo any fees for sales to certain fiduciary accounts. The total fees represent the amount that the placement agents received from sales to accounts other than such fiduciary accounts.

J.P. Morgan Securities LLC	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Notes and a currency and commodity supplement for the various securities we may offer, including the Notes), with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Product supplement dated January 13, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512011545/d282615d424b2.htm

♦	Currency and commodity supplement dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512009002/d279580d424b2.htm

♦	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “Notes” refer to the Buffered Return Enhanced Notes that are offered hereby. Also, references to the “product supplement” mean the UBS product supplement titled “Medium Term Notes Linked to a Currency or Commodity or a Basket Comprised of Currencies or Commodities,” dated January 13, 2012, references to the “currency and commodity supplement” mean the UBS Currency and Commodity Supplement Debt Securities and Warrants, dated January 11, 2012, and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 11, 2012.

This free writing prospectus, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Notes.

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦

You can tolerate a loss of all or a substantial portion of your initial investment and are willing to make an investment that may have a levered downside risk greater than the downside market risk of an investment in the underlying asset, subject to the buffer amount.

♦	You believe the underlying asset will appreciate over the term of the Notes and that the appreciation is unlikely to equal or exceed an amount equal to the maximum gain of 17.60%.

♦

You understand and accept that your participation in any appreciation in the price of the underlying asset is limited to the maximum gain and you would be willing to invest in the Notes based on the maximum gain of 17.60%.

♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the settlement price of the underlying asset.

♦	You do not seek current income from your investment.

♦	You are willing to hold the Notes to maturity, a term of approximately 53 weeks, and accept that there may be little or no secondary market for the Notes.

♦	You understand the increased volatility and other risks associated with investments in commodities generally and with oil specifically.

♦

You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You require an investment designed to guarantee a full return of principal at maturity.

♦

You cannot tolerate a loss of all or a substantial portion of your initial investment and are not willing to make an investment that may have a levered downside risk greater than the downside market risk of an investment in the underlying asset, subject to the buffer amount.

♦

You believe that the settlement price of the underlying asset will decline during the term of the Notes and the final price will likely decline below the initial price by a percentage that is greater than the buffer amount, or you believe the price of the underlying asset will appreciate over the term of the Notes and that the appreciation is likely to equal or exceed an amount equal to the maximum gain of 17.60%.

♦	You seek an investment that has unlimited return potential without a cap on appreciation of the underlying asset and you would be unwilling to invest in the Notes based on the maximum gain of 17.60%.

♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the settlement price of the underlying asset.

♦	You seek current income from this investment.

♦	You are unable or unwilling to hold the Notes to maturity, a term of approximately 53 weeks, or you seek an investment for which there will be an active secondary market.

♦	You do not understand the increased volatility and other risks associated with investments in commodities generally and with oil specifically.

♦	You are not willing to assume the credit risk of UBS for all payments under the Notes.

The investor suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review “Key Risks” beginning on page 5 of this free writing prospectus and the more detailed “Risk Factors” beginning on PS-8 of the product supplement for risks related to an investment in the Notes.

Indicative Terms

Issuer	UBS AG, Jersey Branch
Principal Amount	$1,000 per Note
Term	Approximately 53 weeks. In the event that we make any change to the expected trade date and settlement date, the final valuation date and maturity date will be changed to ensure that the stated term of the Notes remains the same.
Underlying Asset	The Notes are linked to the performance of Brent Crude Oil futures contracts, as determined by reference to the official settlement price per barrel of Brent Blend Crude Oil on IntercontinentalExchange’s ICE Futures Europe (“ICE”) of the futures contract in respect of the first nearby month, stated in U.S. dollars, as made public by ICE.
Maximum Gain	17.60%
Multiplier	1.76
Downside Multiplier	1/0.85
Buffer Amount	15%
Payment at Maturity (per Note)

If the asset return is positive, UBS will pay you an amount in cash per Note equal to:

$1,000.00 + [$1,000.00 × the lesser of:

(1.76 x asset return) and (maximum gain)]

If the asset return is zero or negative, but the percentage decline from the initial price to the final price is equal to or less than the buffer amount, UBS will pay you an amount in cash per Note equal to your principal amount:

$1,000.00

If the asset return is negative and the percentage decline from the initial price to the final price is greater than the buffer amount, UBS will pay you an amount per Note that is less than your principal amount resulting in a loss on your investment that is equal to (i) a downside multiplier multiplied by (ii) the negative asset return in excess of the buffer amount:

$1,000.00 + [$1,000.00 x 1/0.85 x (asset return + buffer amount)]

In this case you could lose all or a significant portion of your principal amount.

Asset Return	With respect to the underlying asset, the percentage change from the initial price to the final price, calculated as follows: Final Price – Initial Price Initial Price
Initial Price	The settlement price of the underlying asset as quoted on the ICE on the trade date determined with reference to the August 2012 Brent Crude Oil futures contract (Bloomberg Ticker CO1 <Comdty>), which is set to expire in July 2012.
Final Price	The official settlement price per barrel of Brent Crude Oil on the IntercontinentalExchange’s ICE Futures Europe (“ICE”) on the final valuation date of the first nearby month futures contract, stated in U.S. dollars, as made public by the ICE (Bloomberg Ticker CO1 <Comdty>), provided that if such date falls within the notice period for delivery of Brent Crude Oil under such futures contract or on the last trading day of such futures contract, then the second nearby month futures contract (Bloomberg Ticker: “CO2” <Comdty>) will be used.
Final Valuation Date	June 24, 2012, unless the calculation agent determines that a market disruption event (as set forth under “Market Disruption Events” on page 12 of this free writing prospectus) has occurred or is continuing with respect to the underlying asset on any such day. In the case of a market disruption event, or if the final valuation date is not a business day for the underlying asset, the final valuation date for the underlying asset will be the first following business day on which the calculation agent determines that a market disruption event does not occur and/or is not continuing with respect to the underlying asset. In no event however, will the final valuation date for the underlying asset be postponed by more than 10 business days. See “Market Disruption Events” on page 12 of this free writing prospectus.

Investment Timeline

The initial price is determined.

The final price is observed on the final valuation date and the asset return is calculated.

If the asset return is positive, UBS will pay you an amount in cash per Note equal to:

$1,000.00 + [$1,000.00 × the lesser of:

(1.76 x asset return) and (maximum gain)]

If the asset return is zero or negative, but the percentage decline from the initial price to the final price is equal to or less than the buffer amount, UBS will pay you an amount in cash per Note equal to your principal amount:

$1,000.00

If the asset return is negative and the percentage decline from the initial price to the final price is greater than the buffer amount, UBS will pay you an amount per Note that is less than your principal amount resulting in a loss on your investment that is equal to (i) a downside multiplier multiplied by (ii) the negative asset return in excess of the buffer amount:

$1,000.00 + [$1,000.00 x 1/0.85 x (asset return + buffer amount)]

In this case, you will suffer a loss on your initial investment in an amount 1/0.85 times greater than the negative asset return in excess of the buffer amount. Accordingly, you could lose all or a significant portion of your principal amount.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. THE NOTES DO NOT PAY INTEREST. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. THE DOWNSIDE MARKET EXPOSURE TO THE UNDERLYING ASSET IS ONLY BUFFERED IF YOU HOLD THE NOTES TO MATURITY. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF THE ISSUER WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the product supplement and the currency and commodity supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

♦

Risk of loss at maturity — The Notes differ from ordinary debt securities in that the issuer will not make periodic interest payments or necessarily pay the full principal amount of the Notes at maturity. UBS will only repay you the full principal amount of your Notes if the asset return is equal to or greater than -15% and will only make such payment at maturity. If the asset return is less than -15%, meaning the absolute percentage decline from the initial price to the final price is greater than the 15% buffer amount, you will lose up to a significant portion of your initial investment in an amount equal to the downside multiplier multiplied by that negative asset return in excess of the buffer amount. Accordingly, you may lose all or a significant portion of your initial investment if the percentage decline from the initial price to the final price is greater than 15%.

♦

Buffered downside market exposure applies only if you hold the Notes to maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of the underlying asset at such time is not below the initial price by a percentage greater than the buffer amount.

♦

The multiplier applies only at maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the multiplier or the Notes and the return you realize may be less than 1.76 times the asset return even if such return is positive and does not exceed the maximum gain. You can receive the full benefit of the multiplier and earn the potential maximum return from UBS only if you hold your Notes to maturity.

♦

Your potential return on the Notes is limited to the maximum gain — The return potential of the Notes is limited to the maximum gain of 17.60%. Therefore, you will not benefit from any positive return in excess of an amount that, when multiplied by the multiplier, exceeds the maximum gain and your return on the Notes may be less than it would be in a hypothetical direct investment in the underlying asset.

♦	No interest — You will not receive interest payments on the Notes over the term of the Notes.

♦

Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire initial investment. The Notes are not deposit liabilities or other obligations of UBS and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.

♦

Potential credit rating downgrade — According to public news sources, at least one nationally recognized statistical rating agency has stated that it intends to reduce credit ratings of many financial institutions, which may include UBS. These potential reductions, which follow downgrades by other nationally recognized statistical rating agencies may adversely affect our economic prospects and therefore our ability to repay the Notes. In addition, any potential reductions in our credit ratings may adversely affect the market value of the Notes.

♦

The payment formula for the Notes will not take into account all developments in the underlying asset — Changes in the underlying asset price during the term of the Notes before the final valuation date may not be reflected in the calculation of payment at maturity. Generally, the calculation agent will calculate the payment at maturity by comparing only the initial price on the trade date and the final price on the final valuation date. No other levels will be taken into account. As a result, the asset return may be less than zero even if the price of the underlying asset has moved favorably at certain times during the term of the Notes before moving to an unfavorable level on the final valuation date.

♦

Market risk — The price for the underlying asset is the result of the supply of, and the demand for, such underlying asset. Changes in the price result over time from the interaction of many factors directly or indirectly affecting economic and political conditions. You, as an investor in the Notes, should make your own investigation into the respective underlying asset and the merits of an investment linked to it.

♦

The Notes are not regulated by the Commodity Futures Trading Commission — An investment in the Notes does not constitute either an investment in futures contracts, options on futures contracts, or commodity options and therefore you will not benefit from the regulatory protections attendant to CFTC regulated products. This means that the Notes are not traded on a regulated exchange and issued by a clearinghouse. See “There may be little or no secondary market for the Notes” below. In addition, the proceeds to be received by UBS from the sale of the Notes will not be used to purchase or sell any commodity futures contracts, options on futures contracts or options on commodities for your benefit. Therefore an investment in the Notes thus does not constitute a collective investment vehicle that trades in these instruments. An investment in a collective investment vehicle that invests in these instruments often is subject to regulation as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a commodity pool operator.

♦

The amount you receive at maturity may result in a return that is less than the yield on a standard debt security of comparable maturity — The amount you receive at maturity may result in a return that is less than the return you could earn on other investments. For example, your return on the Notes may be lower than the yield you would earn if you bought a standard U.S. dollar-denominated unsubordinated non-callable debt security of UBS with the same stated maturity date.

♦

The inclusion of commissions, compensation and projected profits from hedging in the original issue price is likely to adversely affect secondary market prices — Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the Notes in secondary market transactions will likely be lower than the issue price to public, since the issue price to public included, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the Notes, as well as the projected profit included in the cost of hedging our obligations under the Notes. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

♦

The market value of the Notes may be influenced by unpredictable factors — The market value of your Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the underlying asset settlement price on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include:

♦	the expected volatility of the price of Brent Crude Oil, and of the prices of exchange-traded futures contracts for the purchase or delivery of Brent Crude Oil;

♦	the time to maturity of the Notes;

♦	interest and yield rates in the market generally;

♦	a variety of economic, financial, political, regulatory or judicial events;

♦	global supply and demand for Brent Crude Oil, and supply and demand for exchange-traded futures contracts for the purchase or delivery of Brent Crude Oil;

♦	supply and demand for the Notes; and

♦	the creditworthiness of UBS.

♦

The historical performance of the settlement price of the underlying asset should not be taken as an indication of the future performance of the settlement price of the underlying asset during the term of the Notes — It is impossible to predict whether the settlement price of the underlying asset will rise or fall. The settlement price of the underlying asset will be influenced by complex and interrelated political, economic, financial and other factors.

♦

Legal and regulatory risks — Legal and regulatory changes could adversely affect the settlement price of the underlying asset. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to the price of the underlying asset, but any such action could cause unexpected volatility and instability in precious metals markets with a substantial and adverse effect on the performance of the underlying asset and, consequently, on the value of the Notes.

♦

Changes in law or regulation relating to commodity futures contracts may adversely affect the market value of the Notes and the amounts payable on your Notes — Commodity futures contracts such as the underlying asset are subject to legal and regulatory regimes that are in the process of changing in the United States and, in some cases, in other countries. For example, the United States Congress has enacted legislation that is, among other things, intended to limit speculation and increase transparency in the commodity markets and regulate the over-the-counter derivatives markets. The legislation requires the CFTC to adopt rules on a variety of issues and many provisions of the legislation will not become effective until such rules are adopted.

Among other things, the legislation requires that most over-the-counter transactions be executed on organized exchanges or facilities and be cleared through regulated clearing houses, and requires registration of, and imposes regulations on, swap dealers and major swap participants. The legislation also authorizes the CFTC to adopt rules with respect to the establishment of limits on futures positions that are not entered into or maintained for “bona fide” hedging purposes, as defined in the legislation. The legislation also requires the CFTC to apply its position limits on physical commodities across the futures positions held by a market participant on any exchange or trading facility, together with its positions in swaps that are “economically equivalent” to the specified exchange-traded futures that are subject to the position limits. The enactment of the legislation, and the CFTC’s adoption of rules on position limits, which have been adopted but have not yet become effective, could limit the extent to which entities can enter into transactions in exchange-traded futures contracts as well as related swaps and could make participation in the markets more burdensome and expensive. Any such limitations could restrict or prevent our ability to hedge our obligations under the Notes. If they are imposed, those restrictions on effecting transactions in the futures markets could substantially reduce liquidity in the commodity futures contracts, including the underlying asset, which could adversely affect the prices of such contracts and, in turn, the market value of the Notes and the amounts payable on the Notes at maturity. In addition, other parts of the legislation, by increasing regulation of, and imposing additional costs on, swap transactions, could reduce trading in the swap market and therefore in the futures markets, which would further restrict liquidity and adversely affect prices.

♦

The calculation agent can postpone the determination of the final price and the maturity date, if a market disruption event occurs on the final valuation date — If the calculation agent determines that a market disruption event has occurred or is continuing on the final valuation date, the final valuation date will be postponed until the first business day on which no market disruption event occurs or is continuing. If such an postponement occurs, then the calculation agent will instead use the relevant settlement price of the underlying asset on the first business day after that day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date for the Notes be postponed by more than ten business days. As a result, the maturity date for the Notes could also be postponed.

If the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the final valuation date. If the level of the underlying asset is not available on the last possible day that qualifies as the final valuation date, either because of a market disruption event or for any other reason, the calculation agent will make an estimate of the level of the underlying asset that would have prevailed in the absence of the market disruption event or such other reason. See “Market Disruption Event” on page 12 of this free writing prospectus.

♦

Owning the Notes is not the same as owning the underlying asset — Owning the Notes is not the same as owning the underlying asset. The return on your Notes may not reflect the return you would realize if you actually purchase an exchange contract on the underlying asset.

♦

No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the settlement price of the underlying asset will rise or fall. There can be no assurance that the underlying asset final price will rise above the initial price or that the percentage decline from the initial price to the final price will not be greater than the buffer amount. The final price will be influenced by complex and interrelated political, economic, financial and other factors. You should be willing to accept the risks of losing a significant portion of your initial investment.

♦

The Notes offer exposure to futures contracts and not direct exposure to physical commodities — The Notes will reflect a return based on the performance of the relevant nearby ICE-traded Brent Crude Oil futures contract and do not provide exposure to Brent Crude Oil prices. The price of a commodity futures contract reflects the expected value of the commodity upon delivery in the future, whereas the settlement price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the settlement price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movement of a futures contract is typically correlated with the movements of the settlement price of the reference commodity, but the correlation is generally imperfect and price moves in the market may not be reflected in the futures market (and vice versa). Accordingly, the Notes may underperform a similar investment that reflects the return on the physical commodity.

♦

Prices of commodities and commodity futures contracts are highly volatile and may change unpredictably — Commodity prices are highly volatile and, in many sectors, have experienced unprecedented historical volatility in the past few years. Commodity prices are affected by numerous factors including: changes in supply and demand relationships (whether actual, perceived, anticipate, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability in some oil-producing countries; and natural or nuclear disasters. Those events tend to affect prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause prices to fluctuate. These factors may adversely affect the performance of the underlying asset and, as a result, the market value of the Notes, and any payments you may receive in respect of the Notes.

Moreover, the prices of many commodities, particularly energy and agricultural commodities reached historically high levels in 2009. Since reaching such highs, prices have fallen precipitously, to approximately 25% of their historic highs, in some case, and prices have experienced unprecedented volatility since that time. In the case of many commodities, recent prices have also risen substantially, although they have not reached their historically high levels. There is no assurance that prices will again reach their historically high levels or that volatility will subside. It is possible that lower prices, or increased volatility, will adversely affect the performance of underlying asset and, as a result, the market value of the Notes.

♦

Changes in supply and demand in the market for Brent Crude Oil futures contracts may adversely affect the value of the Notes — The Notes are linked to the performance of futures contracts on the underlying physical commodity Brent Crude Oil. Futures contracts are legally binding agreements for the buying or selling of a certain commodity at a fixed price for physical settlement on a future date. Commodity futures contract prices are subject to similar types of pricing volatility patterns as may affect the specific commodities underlying the futures contracts, as well as additional trading volatility factors that may impact futures markets generally. Moreover, changes in the supply and demand for commodities, and futures contracts for the purchase and delivery of particular commodities, may lead to differentiated pricing patterns in the market for futures contracts over time. For example, a futures contract scheduled to expire in the first nearby month may experience more severe pricing pressure or greater price volatility than the corresponding futures contract scheduled to expire in a later month. Because the settlement price of the underlying asset will be determined by reference to the futures contract in respect of the first nearby month, the value of the Notes may be less than would otherwise be the case if the settlement price of the underlying asset had been determined by reference to the corresponding futures contract scheduled to expire in a more favorable month for pricing purposes.

♦

Suspension or disruptions of market trading in commodities and related futures may adversely affect the value of the Notes — The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the price of the underlying asset, and therefore, the value of the Notes.

♦

The Notes may be subject to certain risks specific to Brent Crude Oil as a commodity — Brent Crude Oil is an energy-related commodity. Consequently, in addition to factors affecting commodities generally that are described above and in the prospectus supplement, the Notes may be subject to a number of additional factors specific to energy-related commodities that might cause price volatility. These may include, among others:

♦	changes in the level of industrial and commercial activity with high levels of energy demand;

♦	disruptions in the supply chain or in the production or supply of other energy sources;

♦	price changes in alternative sources of energy;

♦	adjustments to inventory;

♦	variations in production and shipping costs;

♦	costs associated with regulatory compliance, including environmental regulations; and

♦	changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

These factors interrelate in complex ways, and the effect of one factor on the price of the underlying asset, and the market value of the Notes linked to the underlying asset, may offset or enhance the effect of another factor.

♦

Futures contracts on Brent Crude Oil are the benchmark crude oil contracts in European markets — Because futures contracts on Brent Crude Oil are the benchmark crude oil contracts in European markets, the underlying asset will be affected by global economic conditions. A decline in economic activity in Europe, or globally, could result in decreased demand for crude oil and for futures contracts on crude oil, which could adversely affect the value of the underlying asset and, therefore, the Notes.

♦

There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and other affiliates of UBS may make a market in the Notes, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your Notes prior to maturity could be at a substantial discount from the issue price and to the intrinsic value of the product; and as a result, you may suffer substantial losses.

♦

Price of Notes prior to maturity — The market price of the Notes will be influenced by many unpredictable and interrelated factors, including the settlement price of the underlying asset and the expected settlement price volatility of the underlying asset; the time remaining to the maturity of the Notes; interest rates in the markets in general; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of UBS.

♦

There are potential conflicts of interest between you and the calculation agent — Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC, will, among other things, decide the amount paid out to you on the Note offering at maturity. For a fuller description of the calculation agent’s role, see “General Terms of the Notes — Role of Calculation Agent” on page PS-26 of the product supplement. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the underlying asset has occurred or is continuing on a day when the calculation agent will determine the final price for the underlying asset. This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the calculation agent may affect the market value of the Note offering and your payment at maturity, the calculation agent may have a conflict of interest if it needs to make any such decision.

♦

The business activities of UBS or its affiliates may create conflicts of interest — UBS and its affiliates may engage in business related to the underlying asset that are not for the account of holders of the Notes or on their behalf. These trading activities might present a conflict between the holders’ interest in the Notes and the interest of UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions for their customers and in accounts under their management.

♦

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes, and which may be revised at any time. Any such research, opinions or recommendations could affect the level of the underlying asset or the value of the Notes.

♦

You must rely on your own evaluation of the merits of an investment linked to the underlying asset — In the ordinary course of business, UBS or one or more of its affiliates from time to time expresses views on expected movements in the underlying asset. These views are sometimes communicated to clients who participate in precious metals markets. However, these views, depending upon world-wide economic, political and other developments, may vary over differing time-horizons and are subject to change. Moreover, other professionals who deal in precious metals market may at any time have significantly different views from views of UBS or those of its affiliates. For reasons such as these, UBS believes that most investors in precious metals markets derive information concerning those markets from multiple sources. In connection with your purchase of the Notes, you should investigate the precious metals markets and not rely on views which may be expressed by UBS or its affiliates in the ordinary course of business with respect to future prices of the underlying asset.

♦

Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your own tax situation. See “What Are the Tax Consequences of the Notes” beginning on page 10.

You are urged to review “Risk Factors” in the product supplement for a general description of the risks related to an investment in the Notes.

Hypothetical Examples and Return Table of the Notes at Maturity

The examples and table below illustrate the payment at maturity for a $1,000 Note on a hypothetical offering of the Notes in different hypothetical scenarios, with the following assumptions (the actual terms for the Notes will be set on the trade date; amounts have been rounded for ease of analysis):

Investment Term:	53 weeks
Initial Price:	$99.00
Buffer Amount:	15.00%
Multiplier:	1.76
Downside Multiplier:	1/0.85
Maximum Gain:	17.60%
Range of Price Performance:	100% to -100%

Hypothetical Final Price	Hypothetical Asset Return	Payment at Maturity per Note	Total Return of Note at Maturity
$198.00	100.00%	$1,176.00	17.60%
$188.10	90.00%	$1,176.00	17.60%
$178.20	80.00%	$1,176.00	17.60%
$168.30	70.00%	$1,176.00	17.60%
$158.40	60.00%	$1,176.00	17.60%
$148.50	50.00%	$1,176.00	17.60%
$138.60	40.00%	$1,176.00	17.60%
$128.70	30.00%	$1,176.00	17.60%
$118.80	20.00%	$1,176.00	17.60%
$108.90	10.00%	$1,176.00	17.60%
$103.95	5.00%	$1,088.00	8.80%
$99.00	0.00%	$1,000.00	0.00%
$94.05	-5.00%	$1,000.00	0.00%
$84.15	-15.00%	$1,000.00	0.00%
$79.20	-20.00%	$941.18	-5.88%
$69.30	-30.00%	$823.53	-17.65%
$59.40	-40.00%	$705.88	-29.41%
$49.50	-50.00%	$588.24	-41.18%
$39.60	-60.00%	$470.59	-52.94%
$29.70	-70.00%	$352.94	-64.71%
$19.80	-80.00%	$235.29	-76.47%
$9.90	-90.00%	$117.65	-88.24%
$0.00	-100.00%	$0.00	-100.00%

Example 1 — On the final valuation date, the final price is 5% above the initial price. Since the asset return is positive and when multiplied by the multiplier is less than the maximum gain, UBS will pay you 1.76 × the asset return, or an 8.80% total return, and the payment at maturity per $1,000.00 principal amount of the Notes will be calculated as follows:

$1,000.00 + ($1,000.00 × 1.76 × 5%) = $1,000.00 + $88.00 = $1,088.00

Example 2 — On the final valuation date, the final price is 20% above the initial price. Since 1.76 × the asset return of 20% is more than the maximum gain of 17.60%, UBS will pay you the principal amount plus a return equal to the maximum gain of 17.60%, and the payment at maturity is equal to $1,176.00 per Note.

Example 3 — On the final valuation date, the final price is 5% below the initial price. Since the asset return is negative but the 5% decline from the initial price to the final price is less than the 15% buffer amount, UBS will repay the full principal amount and the payment at maturity is equal to $1,000.00 per Note.

Example 4 — On the final valuation date, the final price is 20% below the initial price. Since the asset return is negative and the 20% decline from the initial price to the final price is greater than the 15% buffer amount by 5%, UBS will pay you less than the full principal amount and the payment at maturity per Note is as follows:

$1,000.00 + [$1,000.00 × 1/0.85 × (-20% + 15%)] = $1,000.00 - $58.82 = $941.18

Accordingly, if the asset return is less than -15%, meaning the percentage decline from the initial price to the final price is greater than 15%, UBS will pay you less than the full principal amount resulting in a loss on your investment that is equal to the downside multiplier multiplied by the negative asset return in excess of the buffer amount. You may lose all or a substantial portion of your principal.

What Are the Tax Consequences of the Notes?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations — Non-Currency Linked Notes that it Would be Reasonable to Treat as Derivative Contracts” beginning on page PS-49 of the product supplement and discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Pursuant to the terms of the Notes, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid derivative contract with respect to the underlying asset. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes and such gain or loss would be treated as long-term if you have held the Notes for more than one year at the time of sale or maturity.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-50 of the product supplement.

The Internal Revenue Service, for example, might assert that Section 1256 of the Internal Revenue Code should apply to your Notes or that any long-term gain on the Notes should be taxed at the special rate applicable to collectibles.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Notes. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument similar to the Notes should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) above should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Notes for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations — Non-Currency Linked Notes that it Would be Reasonable to Treat as Derivative Contracts” beginning on page PS-49 of the product supplement, unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes.

Recent Legislation

Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Under recently enacted legislation, individuals (and to the extent proposed in future regulations when finalized) that own “specified foreign financial assets” may be required to file information with respect to such assets with their income tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Notes.

Non-United States Holders. If you are not a United States holder, you will generally not be subject to United States withholding tax with respect to payments on your Notes or be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your foreign status, including providing an IRS Form W-8BEN. Gain from the sale or exchange of a Note or settlement at maturity generally will not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES.

Historical Information

The following graph shows the performance of the underlying asset based on the daily settlement prices from June 8, 2002 through June 8, 2012. As of June 8, 2012, at approximately 5:15 p.m., New York City time, the underlying asset settlement price was obtained from Bloomberg L.P., without independent verification: the settlement price of the underlying asset was $99.87/per barrel. The actual initial price of the underlying asset will be determined on the trade date. The historical performance of the underlying asset should not be taken as an indication of future performance, and no assurance can be given as to the settlement price of the underlying asset on any given day.

Market Disruption Events

With respect to the underlying asset, the calculation agent will determine the initial price on the trade date and the final price on the final valuation date (each a “determination date”). The date of determination of the initial price or final price may be postponed, if the calculation agent determines that the originally scheduled determination date is not a trading day or a market disruption event has occurred or is continuing on such day with respect to the commodity. If such postponement occurs, the initial price or final price for the underlying asset may be determined by the calculation agent by reference to the settlement price of the underlying asset on the first business day on which no market disruption event has occurred or is continuing, as determined by the calculation agent. In no event, however, will a determination date be postponed by more than ten business days.

If a determination date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that last day will nevertheless be the determination date. In such event, the calculation agent will make an estimate of the settlement price that would have prevailed in the absence of the market disruption event, and such estimate shall constitute the initial price or the final price, as applicable.

Upon the delay of a determination date as set forth above, the calculation agent may delay any of the trade date, the final valuation date and the maturity date as it deems appropriate.

Notwithstanding the occurrence of one or more market disruption events with respect to the underlying asset, the calculation agent may waive its right to postpone the determination date if it determines that the applicable market disruption event has not or is not likely to materially impair its ability to determine the settlement price of the underlying asset.

Any of the following will be a market disruption event, as determined by the calculation agent:

♦

the failure of Bloomberg to announce or publish the settlement price for the underlying asset, or the temporary or permanent discontinuance or unavailability of Bloomberg as a price source for such purpose;

♦	the official settlement price is not published for the underlying asset;

♦

a material suspension, absence or limitation of trading in the underlying asset on its relevant exchange, or in option contracts relating to the underlying asset in the primary market for those contracts (as determined by the calculation agent, the “related exchange”);

♦

such underlying asset or option contracts relating to the underlying asset do not trade on what was, on the trade date, the relevant exchange for the underlying asset or the related exchange for those options;

♦

the relevant exchange for the underlying asset or the related exchange or quotation system, if any, for option contracts relating to the underlying asset fails to open for trading during its regular trading session;

♦

the permanent discontinuation or disappearance of trading in the underlying asset or option contracts relating to the underlying asset or the disappearance or permanent discontinuance or unavailability of the official settlement price, notwithstanding the availability of Bloomberg or the status of trading in the underlying asset or the option contracts relating to the underlying asset;

♦	the occurrence since the trade date of a material change in the formula for or the method of calculating the relevant settlement official price of the underlying asset;

♦	the occurrence since the trade date of a material change in the content, composition or constitution of the underlying asset;

♦

any event that materially disrupts or impairs, as determined by the calculation agent, the ability of market participants to effect transactions in, or obtain market values for the underlying asset on its relevant exchange or effect transactions in, or obtain market values for option contracts related to the underlying asset on its related exchange (including, but not limited to, limitations, suspensions or disruptions of trading of one or more futures contracts on the underlying asset by reason of movements exceeding “limit up” or “limit down” levels permitted by the relevant exchange); or

♦

any other event, if the calculation agent determines that the event materially interferes with our ability or the ability of any of our affiliates to establish, maintain or unwind all or a material portion of a hedge with respect to that offering of the Notes.

The following events will not be market disruption events:

♦

a limitation on the hours or numbers of days of trading in a commodity in its primary market, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

♦	a decision to permanently discontinue trading in the option contracts relating to the underlying asset.

For this purpose, an “absence of trading” in the related exchange for option contracts related to the underlying asset, if available, are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

In contrast, a suspension or limitation of trading in the underlying asset or option contracts related to the underlying asset, if available, by reason of any of:

♦	a price change exceeding limits set by the relevant exchange or related exchange, as applicable,

♦	an imbalance of orders, or

♦	a disparity in bid and ask quotes,

will constitute a suspension or material limitation of trading.

“Relevant exchange” means, with respect to the underlying asset, the ICE or any successor thereto, with respect to any successor commodity (as defined under “Discontinuation of Trading of the Underlying Asset on Its Relevant Exchange; Alternative Method of Calculation” on page 13 of this free writing prospectus), the primary exchange or market of trading related to such successor commodity, as determined by the calculation agent.

Discontinuation of Trading of the Underlying Asset on Its Relevant Exchange; Alternative Method of Calculation

If the relevant exchange of the underlying asset discontinues trading in such underlying asset, the calculation agent may replace the underlying asset with another commodity futures contract, the price of which is quoted on such relevant exchange or any other exchange, that the calculation agent determines to be comparable to the discontinued underlying asset (such replacement commodity futures contract will be referred to herein as a “successor commodity”), then the final price will be determined by reference to the official settlement price of such successor commodity at the close of trading on such relevant exchange for such successor commodity on the final valuation date as determined by the calculation agent.

Upon any selection by the calculation agent of a successor commodity, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to UBS and to the holders of the Notes. If the relevant exchange discontinues trading in the underlying asset or the physical delivery of the physical commodity underlying the underlying asset (an “underlying commodity”) prior to, and such discontinuation is continuing on, the final valuation date and the calculation agent determines that no successor commodity is available at such time, or the calculation agent has previously selected a successor commodity and trading in such successor commodity or the physical delivery of the underlying commodity for such successor commodity is discontinued prior to, and such discontinuation is continuing on, the final valuation date, then the calculation agent will determine the settlement price on the final price for the underlying asset or successor commodity, as applicable; provided that, if the calculation agent determines that no successor commodity exists for the discontinued underlying asset, the settlement price on the final price, as applicable, for the underlying asset will be the settlement price that the calculation agent determines to be fair and commercially reasonable under the circumstances on the date following the final valuation date.

Notwithstanding these alternative arrangements, discontinuation of trading on the relevant exchange in the underlying asset may adversely affect the value of the Notes.

If at any time the method of calculating the settlement price of the underlying asset or successor commodity, as applicable, is changed in a material respect by the relevant exchange, or if the reporting thereof is in any other way modified so that such settlement price does not, in the opinion of the calculation agent, fairly represent the value of the underlying asset or successor commodity, as applicable, the calculation agent will, at the close of business in New York City on the final valuation date for the underlying asset or successor commodity, as applicable, make such calculations and adjustments as may be necessary in order to arrive at a value for the underlying asset or successor commodity, as applicable. The calculation agent shall cause written notice of such calculations and adjustments to be furnished to the holders of the Notes.

Supplemental Plan of Distribution

We will agree to sell to JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and their affiliates (the “Agents”) and the Agents will agree to purchase, all of the Notes at the issue price less the underwriting discount indicated on the cover of the final pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agents intend to resell the Notes to securities dealers at a discount from the price to public up to the underwriting discount set forth on the cover of this free writing prospectus.

Each Agent may be deemed to be an “underwriter” within the Securities Act of 1933 (the “Securities Act”). We have agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act.